TABLE OF CONTENTS
                                -----------------
  Section                                                                   Page
  ---------                                                                 ----

   INTRODUCTION..............................................................  1

  1.       GRANT OF FRANCHISE ...............................................  2
           ------------------
           1.1 Grant of Right ...............................................  2
           1.2 Initial Term .................................................  2
           1.3 Scope of Franchise ...........................................  2
           1.4 Limited Exclusivity ..........................................  3

  2.       FRANCHISE FEE ....................................................  3
           -------------

  3.       RESTAURANT CONSTRUCTION ..........................................  3
           -----------------------
           3.1 Construction .................................................  3
           3.2 Compliance With Standard Plans ...............................  4
           3.3 Relocations ..................................................  4
           3.4 Leased Site ..................................................  4

  4.       OPERATION AND MANAGEMENT .........................................  5
           ------------------------
           4.1 Continuous Operation .........................................  5
           4.2 Compliance With Confidential Manual ..........................  5
           4.3 Maintenance of Confidential Manual ...........................  5
           4.4 Menu and Service .............................................  5
           4.5 Promotional Material .........................................  6
           4.6 Pricing ......................................................  6
           4.7 Manager ......................................................  6
           4.8 Operating Partner ............................................  6
           4.9 Hours of Operation ...........................................  6
           4.10 Uniforms ....................................................  7
           4.11 Maintenance and Repair ......................................  7
           4.12 Signs .......................................................  7
           4.13 Equipment ...................................................  7
           4.14 Vending Machines, Etc .......................................  7
           4.15 Interference with Employment Relations of Others ............  8
           4.16 Franchisor's Right to Enter .................................  8

  5.       EXCLUSIVE USE AS RESTAURANT ......................................  8
           ---------------------------

  6.       RIGHT ENTRY AND INSPECTION .......................................  8


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  7.       DUTIES OF FRANCHISOR .............................................  8
           --------------------
           7.1 Site Selection ...............................................  8
           7.2 Plans and Specifications .....................................  9
           7.3 Training .....................................................  9
           7.4 Opening Team .................................................  9
           7.5 Promotional Assistance .......................................  9
           7.6 Bulletins ....................................................  9
           7.7 Confidential Manual ..........................................  9
           7.8 Report Forms ................................................. 10
           7.9 Additional Assistance ........................................ 10
           7.10 Standards of Operation ...................................... 10

  8.       TRAINING PROGRAMS ................................................ 10
           -----------------
           8.1 Initial Training Program ..................................... 10
           8.2 Additional Training .......................................... 11
           8.3 Franchisee's Training Expenses ............................... 11

  9.       ROYALTY, ANNUAL STATEMENT And INTEREST ........................... 11

           9.1 Royalties .................................................... 11
           9.2 Monthly Payment .............................................. 12
           9.3 Annual Statement of Accounts ................................. 12
           9.4 Use of Payments .............................................. 12
           9.5 Interest ..................................................... 12

  10.      ACCOUNTING AND RECORDS OF OPERATIONS ............................. 12
           ------------------------------------
           10.1 Maintenance of Records ...................................... 12
           10.2 Tax Returns ................................................. 13
           10.3 Other Financial Information ................................. 13
           10.4 Inspection and Audit ........................................ 13

  11.      ADVERTISING ...................................................... 13
           -----------
           11.1 Advertising Program ..........................................13
           11.2 Local, Regional and Other National Advertising .............. 14
           11.3 Advertising Prior to Advertising Program .................... 14
           11.4 Use of Photographs .......................................... 15
           11.5 Conditions Precedent ........................................ 15
           11.6 Uncollected Funds ........................................... 15

  12.      USE OF PROPRIETARY MARKS BY FRANCHISEE ........................... 15
           --------------------------------------
           12.1 Trademarks, Trade Names, Service Marks and Trade Secrets .... 15
           12.2 Change in Proprietary Mark and Trade Dress .................. 15
           12.3 Indemnification of Franchisee ............................... 16
           12.4 No Contest of Franchisor's Interest ......................... 16
           12.5 Actions on Termination or Expiration ........................ 16


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  13.      CONFIDENTIALITY .................................................. 16
           ---------------
           13.1 Confidential Information .................................... 16
           13.2 Irreparable Harm ............................................ 17

  14.      INSURANCE ........................................................ 17

  15.      RENEWAL OF FRANCHISE ............................................. 18
           15.1 Right to Renew .............................................. 18
           15.2 Notice of RenewaVNon-Renewal ................................ 19
           15.3 Conditions of Renewal ....................................... 19

  16.      TRANSFERABILITY OF INTEREST ...................................... 21
           16.1 Transfer by Franchisor ...................................... 21
           16.2 Transfer by Franchisee ...................................... 21
           16.3 Conditions of Transfer ...................................... 21
           16.4 Franchisor's Right of First Refusal ......................... 23
           16.5 RestActions on Transfer of Corporate Stock .................. 23
           16.6 Transfer Upon Death or Mental Incompetency .................. 24
           16.7 Definition of Control ....................................... 24
           16.8 Definition of Transfer ...................................... 25
           16.9 Non-Waiver of Claims ........................................ 25
           16.10 Subfranchising.............................................. 25

  17.      DEFAULT .......................................................... 25
           -------
  18.      TERMINATION....................................................... 27
           -----------
           18.1 Termination by Franchisee ................................... 27
           18.2 Immediate Termination by Franchisor ......................... 27
           18.3 Termination by Franchisor After Notice ...................... 28
           18.4 Franchisor's Obligations Upon Termination or Expiration ..... 28
           18.5 Franchisee's Obligations Upon Termination or Expiration ..... 28

  19.      COVENANTS......................................................... 30
           ---------
           19.1 Competitive Conduct ......................................... 30
           19.2 Use of Restaurant Premises .................................. 31
           19.3 Termination of Relationship With Franchisee ................. 31
           19.4 Subsections Not to Apply .................................... 31
           19.5 Reduction in Scope of Covenant .............................. 31
           19.6 Claims Not a Defense ........................................ 31

  20.      TAXES, PERMITS AND INDEBTEDNESS .................................. 31
           -------------------------------
           20.1 Payment ..................................................... 31
           20.2 Dispute as to Tax ........................................... 32
           20.3 Compliance With Laws ........................................ 32
           20.4 Notice of Action ............................................ 32

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  21.      INDEPENDENT CONTRACTOR AND INDEMNIFICATION ....................... 32
           21.1 Independent Contractor ...................................... 32
           21.2 Representation of Status .................................... 32
           21.3 Authority and Indemnity ..................................... 32

  22.      APPROVALS AND WAIVERS ............................................ 33
           ---------------------
           22.1 Written Request ............................................. 33
           22.2 Lack of Warranties and Liabilities .......................... 33
           22.3 Actions Not Constituting Waiver ............................. 33
           22.4 No Assumption of Liability .................................. 33

  23.      NOTICES .......................................................... 33
           -------
  24.      ENTIRE AGREEMENT ................................................. 34
           ----------------

  25.      CONSTRUCTION ..................................................... 34
           ------------
           25.1 Rights In Parties ........................................... 34
           25.2 Captions .................................................... 34
           25.3 Gender ...................................................... 34
           25.4 Counterparts ................................................ 34
           25.5 Effect of Termination ....................................... 34
           25.6 Liability of Multiple Franchisees ........................... 34

  26.      ENFORCEMENT....................................................... 35
           -----------

  27.      ACKNOWLEDGMENTS .................................................. 38
           ---------------

  EXHIBIT A - Restaurant Site

  EXHIBIT B - Required Lease Language

  EXHIBIT C - Confidentiality and Non-Competition Agreement by Officers,
                Directors and Owners of Franchisee

  EXHIBIT D - Assumption of Personal Liability












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                               FRESH'N LITE, INC.
                               FRANCHISE AGREEMENT

     This Franchise Agreement ("Agreement") is made this 1ST day of October, 1995, by and between Fresh'n Lite, Inc., a Delaware corporation (hereinafter referred to as "Franchisor"), and FNL Investments, LLC, (hereinafter referred to as "Franchisee"), with a principal place of business at 900 Six Flags Dr. Arlington, TX 76001.

                                  INTRODUCTION:

     A. Franchisor believes it has developed a restaurant format which features the sale of high quality hamburgers, french fries, soft drinks and related items of a distinctive variety, and has expended considerable time, skill, effort and money in the creation and development of restaurants using the mark Fresh'n Lite Deli Grill and operating under the trade name "Fresh'n Lite" (the restaurant type developed by Franchisor as described herein, whether owned or franchised, is referred to herein as the "Restaurant").

     B.  Franchisor   employs  or  may  employ  certain  other  distinctive  and identifying marks, trade names, trademarks, service marks, copyrights, logos, emblems, sign designs and advertising or promotional slogans.

     C. All of the foregoing trademarks or service marks, and such other trademarks or service marks as may be designated or adopted in the future by Franchisor for use in connection with the Restaurants, shall hereinafter be collectively referred to as the "Proprietary Marks".

     D. Franchisor believes it employs, and continues to develop and implement, certain distinguishing and identifying restaurant layout and design features, including building design, decor, accessories and fixtures and other identifying trade dress in the interior and exterior of its Restaurants, which features as now or hereafter designated or adopted by Franchisor are collectively referred to herein as the "Trade Dress".

     E. Franchisor believes it employs, and continues to develop and implement, identifying combinations of specified equipment and equipment layout; recipes; food preparation methods and food products; operating standards and food beverage and equipment specifications; operational, management and record-keeping procedures; advertising and marketing techniques; trade secrets and confidential information; all of which in combination with its Proprietary Marks and Trade Dress, and as hereafter may be designated or adopted by Franchisor for a Restaurant, is sometimes collectively referred to in this Agreement as the "System".

     F. Franchisor believes by reason of its maintenance of high standards of quality for food and beverages sold at Restaurants operated by Franchisor or under its supervision,


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and by reason of its  maintenance of high standards of service  rendered by such
Restaurants, that it has created goodwill and a demand for restaurants operated using the System, and for the foods served therein.

     G. Franchisee recognizes the benefits that may be derived from being identified with and licensed by Franchisor and from being able to utilize the System and the Proprietary Marks which Franchisor makes available to its franchisees.

     H. Franchisee acknowledges that the above-described System should provide a firm foundation for a franchise operation featuring high standards of management training, supervision, merchandising and quality food products.

     I. Franchisee desires, upon the terms and conditions herein set forth, to enter into the business of operating a Restaurant at the premises herein described using the System, under the supervision of and in accordance with the standards of service adopted and promulgated by Franchisor.

     J. Franchisor is ready and willing to grant a franchise to Franchisee for the operation of a Restaurant upon the terms and conditions set forth below.

     Franchisor and Franchisee, in consideration of the mutual agreements herein contained and for other good and valuable consideration, acknowledged by each of them to be satisfactory and adequate, do hereby agree as follows:

1.   GRANT OF FRANCHISE.
      ------------------

     1.1 Grant of Right. Upon the terms and conditions set forth in this Agreement, Franchisor hereby grants to Franchisee the right (often referred to herein as the "franchise"), to be non-exclusive except as hereinafter provided, to use the System, including the Propri etary Marks, in the operation of a Restaurant at the site described in Exhibit A (the "Site); such Restaurant and Site are often referred to herein as the "Franchised Restaurant."

     1.2 Initial Term. The franchise is for a term of twenty (20) years commencing on the date hereof (the "Initial Term"), subject, however, to earlier termination as provided in Section 18. If this Agreement is not renewed as provided in Section 15, then upon the expiration of the Initial Term, Franchisee shall comply with all of the obligations in Section 18.5.

     1.3 Scope of Franchise. The franchise permits Franchisee to represent itself to the public as a franchisee of Franchisor, and may only be enjoyed or used by Franchisee as provided in this Agreement in connection with the advertising, marketing, promotion and sale of such food products and services as are designated from time to time by Franchisor to Franchisee.



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     1.4 Limited  Exclusivity.  The franchise granted to Franchisee is exclusive only within a one and one-half (1%) mile radius surrounding the Franchised Restaurant (referred to herein as the "Exclusive Area"). During the Term of this Agreement (as defined in Section 15.1), and unless Franchisee's rights under this Agreement are terminated, Franchisor may not establish or authorize another person to establish a Fresh'n Lite Restaurant within the Exclusive Area. Notwithstanding the foregoing or anything herein to the contrary, Franchisee expressly acknowledges that Franchisor and/or its affiliates shall have the right to own, operate, franchise, license and develop other restaurant types, including, but not limited to, quick service and/or other hamburger restaurant concepts or types, provided such restaurants do not utilize the name or service mark Fresh'n Lite or the Proprietary Marks, Trade Dress or System associated with the Fresh'n Lite Restaurants.

2.   FRANCHISE FEE.
      -------------

     Upon execution of this Agreement, Franchisee shall pay Franchisor a lump-sum initial franchise fee (the "Franchise Fee") of Fifty Thousand Dollars ($50,000.00) for the right to operate the Franchised Restaurant. The Franchise Fee shall be due and payable upon the execution of this Agreement by Franchisee. In consideration for expenses incurred by Franchisor in evaluating Franchisee, in furnishing assistance and services to Franchisee and for Franchisor's lost or deferred opportunity to sell a franchise to others, the Franchise Peen shall be deemed fully earned and non-refundable upon payment.

3.   RESTAURANT CONSTRUCTION.
     -----------------------

     3.1 Construction. Franchisee shall construct the Franchised Restaurant, including the building, fixtures and appurtenant improvements such as parking areas, sidewalks and landscaping, if any (all of which are referred to herein as the Franchised Restaurant) on the Site promptly after execution of this Agreement. Franchisee shall complete and open the Franchised Restaurant to the public as soon as reasonably practical under the circumstances, which in no event shall be longer than one (1) year after execution of this Agreement. All labor and materials employed in the construction of the Franchised Restaurant shall be furnished by Franchisee at Franchisee's expense. Franchisee shall notify Franchisor when the construction of the Franchised Restaurant has been completed, a Certificate of Occupancy from the appropriate governmental authorities has been issued for the Franchised Restaurant, and all required equipment is installed and operational.

                   (A) Franchisor Inspection. Upon receipt of the notice of completion of the Franchise Restaurant from Franchisee, Franchisor shall have the right to make a final inspection of the Franchised Restaurant and installed equipment, and the opening of the Franchised Restaurant shall be conditioned upon the completion of such construction and installation of such equipment in a good and workmanlike manner and in compliance with the plans and specifications approved in writing by Franchisor. The Franchised Restaurant may not be opened for business without Franchisor's prior final approval, which will not be unreasonably withheld. Durng the Term of this Agreement,

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          the Franchised  Restaurant and its equipment  shall  not be altered or
          modified  in  any  material  way  without  the  written  approval   of
          Franchisor.

                   (B) Pre-Opening Period. The Franchised Restaurant shall not be opened to the general public for at least seven (7) days after receipt of such final approval, unless Franchisor consents to a shorter period, in order to allow for the final training of all non-managerial employees, the performance by Franchisor's Opening Team of its pre-opening responsibilities and such pre-opening private promotions as may be deemed appropriate.

     3.2 Compliance With Standard Plans. The Franchised Restaurant (including, without limitation, landscaping, exterior design, building structure, floor plan, signs, decorations, furnishings, equipment and fixtures) shall at all times conform to specifications issued by Franchisor from time to time. Any modifications of these specifications for non-standard buildings, whether required by local zoning or building laws or otherwise, must be approved in writing by Franchisor and are to be paid for by Franchisee. Franchisee must receive Franchisor's approval of its plans prior to the start of construction. The appearance of the Franchised Restaurant building and premises shall not be altered except in such manner as Franchisor may approve in writing. Franchisee shall maintain the franchise Restaurant building and premises in good condition. Franchisee shall also make all improvements and alterations to the Franchised Restaurant as Franchisor may determine to be reasonably necessary to present an acceptable Restaurant image. Franchisee shall undertake and complete such repairs, improvements and alterations as Franchisor may request within the reasonable time specified by Franchisor.

     3.3 Relocations. Franchisee may relocate the Franchised Restaurant only with the prior approval of Franchisor, which approval shall not be unreasonably withheld. Franchisee's obligations under this Agreement with respect to the relocation of the Site shall be the same as if no Site had been previously located and approved. Franchisor may charge Franchisee for its reasonable expenses of any inspection trips to review proposed relocation sites and, unlike
Section 7.1, Franchisee shall not be entitled to any relocation inspection trips at no charge. Accordingly, Franchisee shall bear the reasonable travel, food, lodging and wages of Franchisor or any of its agents or representatives incurred in connection with any inspection of any proposed relocation site. In addition, Franchisee shall pay Franchisor a One Thousand Dollar ($1,000) relocation fee at the time Franchisor approves a relocation as a condition to such approval, and additionally shall be obligated to reimburse Franchisor for reasonable attorney's fees incurred by Franchisor and occasioned by such request.

     3.4 Leased Site. If the Site or any improvements constructed thereon is to be leased by Franchisee from a third party, all lease agreements relating to such Site or improvements (often referred to in this Section as the "Lease" or "Leases") shall contain a provision (substantially in the form attached hereto as Exhibit B) which shall (a) acknowledge the existence of this Agreement and the rights and duties herein created, (b) expressly provide for the right of Franchisor or its representatives to enter the Franchised Restaurant in the event of default under or termination of either this Agreement or any of

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the Leases for the purpose of removing  Proprietary Marks from any items,  signs or equipment displaying the Proprietary Marks in such a manner that the items, signs or equipment are not materially damaged, and (c) provide for the assignment of each said Lease to Franchisor in the event of default by Franchisee or any sublessor of Franchisee under either this Agreement or any of such Leases, said assignment to be at the sole option of Franchisor and subject to Franchisor's assumption of the duties and unaccrued liabilities under any of such Leases, but not the then-existing, debts and obligations of the lessee under any such Lease. Any proposed Lease shall be submitted to Franchisor prior to execution for a determination by Franchisor that it complies with the terms hereof. Franchisor shall notify Franchisee of such determination within five (5) business days of receipt of the proposed Lease. The failure of a proposed site lease to satisfy the aforesaid requirements shall constitute bona fide reason for Franchisor's rejection of the proposed site.

4.   OPERATION AND MANAGEMENT.
     ------------------------

     4.1 Continuous Operation. Promptly following the opening of the Franchised Restaurant and throughout the Term of this Agreement, Franchisee shall continuously operate the Franchised Restaurant at the Site, as may be relocated pursuant to Section 3.3 (except if prevented by fire, Act of God or other casualty or cause beyond the control of Franchisee), or shall secure Franchisor's prior approval, which shall not be unreasonably withheld, for any interruption of operations lasting for more than five (5) days. Franchisee shall use its best efforts, skills and diligence in the conduct of the Franchised Restaurant, and shall regulate Franchisee's employees so that they will be courteous and helpful to the public.

     4.2 Compliance With Confidential Manual. Franchisee shall operate the Franchised Restaurant in strict conformity with the Confidential Manual (as defined in Section 7.7). Franchisor shall have the right from time to time to modify (including substantial additions or deletions) such Confidential Manual whenever it deems that such modification is reasonably necessary to protect the System or the Proprietary Marks, or to improve or maintain the standards of quality, service, repair or maintenance of the Franchised Restaurant.

     4.3 Maintenance of Confidential Manual. Franchisee shall at all times keep its COW of the Confidential Manual current and up-to-date, and in the event of any dispute as to the contents of the Confidential Manual, the terms of the master copies of the Confidential Manual maintained by Franchisor at its corporate offices shall be controlling. In the event of any uncertainty or confusion as to the procedure to be followed in the operation of the Franchised Restaurant, Franchisee shall first consult the Confidential Manual, and if the uncertainty or confusion persists, Franchisee shall promptly contact Franchisor in writing or by telephone.

     4.4 Menu and Service. Franchisee shall serve all menu items which Franchisor may deem appropriate to take maximum advantage of the potential market and achieve standardization in the System. Franchisee shal1 not serve any item which is not set forth in

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the  Confidential  Manual or otherwise  authorized and approved by Franchisor in writing. Franchisee shall adhere to all specifications contained in the Confidential Manual or as otherwise prescribed by Franchisor as to ingredients, methods of preparation and service, weight and dimensions of products served, and standards of cleanliness, health and sanitation. All food, drink and other
items  will  be  served   and  sold  in   packaging   that  meets   Franchisor's
specifications.

     4.5 Promotional Material. Notwithstanding the above, Franchisee shall exhibit, promote the sale of, sell and distribute Franchisor's products, including coupons, novelties, promotional literature, materials and souvenirs in the manner and to the extent requested by Franchisor from time to time.

     4.6 Pricing. Franchisee shall establish the prices to be charged customers for all products and services (both regular menu items and promotional materials) offered by the Franchised Restaurant.

     4.7 Manager. Except as otherwise approved in writing by Franchisor, Franchisee agrees as follows:

                   (A) If Franchisee is an individual, Franchisee shall devote his or her full time, energy and best efforts to the management and operation of the Franchised Restaurant, or shall employ a manager who has been approved in writing by Franchisor and who has successfully completed the initial operations training program described in Section 8 and who shall devote his or her full energy and best efforts to the management and operation of the Franchised Restaurant.

                   (B) If Franchisee is a corporation or partnership, such corporation or partnership shall employ a manager approved in writing by Franchisor who has successfully completed the initial operations training program described in Section 8 and who shall devote his or her full time, energy and best efforts to the management and operation of the Franchised Restaurant.

     Notwithstanding the above, Franchisee will be required at all times and on a full time basis to employ at the Franchised Restaurant a combination of Restaurant Managers or Assistant Managers, who shall have successfully completed Franchisor's training programs in accordance with Section 8, as Franchisor requires for the size Restaurant at issue.

     4.8 Operating  Partner.  If Franchisee is a corporation  with more than one
(I) shareholder or a partnership, or otherwise consists of more than one individual, Franchisee must designate an individual as operating officer or partner (the "Operating Partner") who shall be responsible for the day-to-day operation of the Franchised Restaurant and who shall have the further responsibility of reporting to Franchisor on behalf of Franchisee concerning the operation of the Franchised Restaurant.

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     4.9  Hours  of  Operation.  Unless  otherwise  authorized  or  directed  by
Franchisor in writing, the Franchised Restaurant shall be open for business a minimum of 11:00 a.m. to 11:00 p.m., seven (7) days a week, three hundred sixty-three (363) days per year. Franchisee may only close the Franchised Restaurant on Thanksgiving Day and Christmas Day and other days which Franchisor may from time to time allow in writing.

     4.10 Uniforms. All employees shall wear uniforms of such design and color as Franchisor may designate from time to time, whether through the Confidential Manual or otherwise.

     4.11 Maintenance and Repair. From tune to time as reasonably appropriate Franchisee shall repair and paint the exterior and interior of the building of the Franchised Restaurant. Franchisee shall at all times maintain the interior and exterior of such building and the area around such building in a clean, orderly and sanitary condition satisfactory to Franchisor, and maintain all structures, furnishings, fixtures, equipment and decorations in good condition and repair satisfactory to Franchisor. In the event the Franchised Restaurant shall be damaged by fire or other casualty, or be required to be repaired or reconstructed by any governmental authority, Franchisee, at its own expense, shall repair or reconstruct the building within a reasonable time under the circumstances. The minimum acceptable appearance for the restored building will be that which existed just prior to the casualty or order; however, every effort should be made to have the restored building reflect the then current image, design and specifications of a Restaurant. If the building is substantially destroyed by fire or other casualty, Franchisee may, subject to Franchisor's consent, terminate this Agreement in lieu of Franchisee reconstructing the building.

     4.12 Signs. Franchisee shall display the Proprietary Marks only in the manner and at such locations as Franchisor has authorized. Franchisee agrees to maintain and display signs reflecting the current image of the Restaurants in conformity with specifications issued by Franchisor from time to time and shall not place additional signs or posters on the premises without the prior written consent of Franchisor. Franchisee shall discontinue the use of and destroy such signs as are declared obsolete by Franchisor within the reasonable time specified by Franchisor.

     4.13 Equipment. Franchisee shall only use equipment in the Franchised Restaurant which Franchisor has approved as meeting its specifications and performance standards. Franchisee shall maintain the equipment in a condition that meets the operational standards specified in the Confidential Manual. As equipment becomes obsolete or inoperable, Franchisee shall replace such items with the types and kinds of equipment as are then being installed in new Restaurants at the time of replacement. If Franchisor determines that additional or substitute equipment is needed because of a change in menu items or methods of preparation and service, Franchisee will install the new equipment within the reasonable time specified by Franchisor.

     4.14 Vending Machines Etc. Franchisee shall not install telephone booths, newspaper racks, juke boxes, cigarette, gum or candy machines, video or pinball games,

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rides,  or any  other  vending  machines  on  the  premises  of  the  Franchised
Restaurant or other franchised Restaurants without the prior written approval of Franchisor.

     4.15 Interference with Employment Relations of Others. Neither Franchisor nor Franchisee will attempt, directly or indirectly, to entice or induce, or attempt to entice or induce any employee of the other or of another franchisee to leave such employment, nor to employ such employee within six (6) months after his or her termination of employment with such employer, except with the prior written consent of such employer.

     4.16 Franchisor's Right to Enter. If Franchisee fails to substantially perform any of its obligations under this Section 4 after being given seven (7) days prior notice and opportunity to cure, any persons authorized by Franchisor may enter the Franchised Restaurant at any time during regular business hours and perform any act deemed necessary by Franchisor to remedy such failure without liability to Franchisor. Franchisee shall immediately reimburse Franchisor for any costs incurred by Franchisor incidental thereto and agrees to indemnify and hold harmless Franchisor and such persons against any cause of action arising out of or related to such action and for any loss occasioned by such action.

5.   EXCLUSIVE USE AS RESTAURANT.
     ---------------------------

           During the Term of this Agreement, Franchisee shall use the Franchised Restaurant exclusively for the service of food and beverages as described herein or as otherwise approved by Franchisor in writing. Franchisee shall not allow the Franchised Restaurant or any part thereof to be used for any immoral or illegal purpose, or for any purpose, business, activity or use not specifically identified in this Agreement to which Franchisor reasonably objects.

6.   RIGHT OF ENTRY AND INSPECTION.
     -----------------------------

     To ensure compliance with this Agreement, Franchisor or its designated representative shall have the unrestricted right to enter the Franchised Restaurant to conduct such activities as it or they deem necessary to ascertain compliance with this Agreement. The inspections may be conducted without prior notice at any time when Franchisee or one of its employees is at the Franchised Restaurant. The inspections will be performed in a manner which minimizes interference with the operation of the Franchised Restaurant.

7.   DUTIES OF FRANCHISOR.
     --------------------

     7.1 Site Selection. In the unusual event that the Site has not been selected by Franchisee and approved by Franchisor prior to execution of this Agreement, Franchisee shall provide Franchisor with written notice of proposed sites promptly following the location of such sites. Franchisor shall then reasonably assist Franchisee in selecting the site for the Franchised
Restaurant; however, such assistance shall be limited to supplying Franchisee with information as to what are believed to be desirable geographic and demographic characteristics for a site, and of inspecting proposed sites. Franchisor shall have no duty,

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


however, to assist in actually locating available sites. Franchisor has the right to reject sites proposed by Franchisee on as many occasions and for as many stated bona fide reasons as Franchisor, in the exercise of reasonable discretion and good business judgement, shall deem necessary. Franchisee shall have no right to rescind this Agreement because Franchisor has rejected any site or sites, but shall proceed with a good faith effort to find an alternative and suitable site location following such rejection. If necessary, and except as provided in Section 3.3, Franchisor will make up to two (2) inspection trips to review Franchisee's proposed sites at no cost to Franchisee other than the payment of the Franchise Fee. If additional inspection trips are required, Franchisor may require Franchisee to pay the reasonable travel expenses, room, board and wages of Franchisor and its representatives incurred during such additional inspections.

     Franchisor shall provide Franchisee with written notice of its acceptance or rejection of a proposed site within thirty (30) days after receipt of notification of the proposed site. Failure by Franchisor to reject a site within such time frame shall constitute acceptance of the site by Franchisor. Approval of a site by Franchisor does not constitute any representation or guarantee by Franchisor that the Franchised Restaurant will be successful at such site.

     7.2 Plans and Specifications. Franchisor shall make available standard plans and specifications for exterior and interior design and layout, fixtures, furnishings, signs and equipment, at such time as Franchisee has obtained final site approval, which Franchisee shall adapt as provided in Section 3.2.

     7.3 Training. Franchisor shall provide an initial operations training program as provided in Section 8.

     7.4 Opening Team. Franchisor shal1 provide the services of one (1) or more experienced persons (sometimes referred to herein as the "Opening Team"), for up to three (3) days prior to the opening of the Franchised Restaurant, and for up to three (3) days after the opening of such Restaurant to assist in training non-managerial employees, and to ensure that all Franchisor-prescribed procedures, recipes and job functions are properly implemented and routinely incorporated into Franchisee's Restaurant operations.

     7.5 Promotional Assistance. Franchisor shall provide such reasonable assistance to Franchisee, as Franchisor deems advisable, to promote the opening of the Franchised Restaurant, including assistance in obtaining and coordinating opening advertising. Such promotion and advertising shall be provided for at Franchisee's sole expense.

     7.6 Bulletins. Franchisor may from time to time offer to Franchisee, at no charge, bulletins which will include information relating to Restaurant operations, such as sales and marketing development techniques, special recipe and food preparation techniques, new restaurant services and other operational developments.



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     7.7 Confidential  Manual. For the Term of this Agreement,  Franchisor shall loan Franchisee one copy of Franchisor's Confidential Policies and Procedures Manual (the ~ Confidential Manual"), which may be modified by Franchisor from time to time. Franchisee acknowledges and agrees that adherence to Franchisor's restaurant design and color schemes, signs, interior decor and equipment systems requirements, menu and service format and the provisions of the Confidential Manual are reasonable, necessary and essential to the image and success of the Franchised Restaurant and the System. The Confidential Manual contains the
official   restaurant   operating   standards,   specifications  and  procedures
prescribed from time to time by Franchisor for the operation of a Restaurant. The Confidential Manual, and any other Confidential Information (as defined in
Section 13.1), hereafter supplied to Franchisee by Franchisor are not to be copied or reproduced, in whole or in part, without the prior written consent of Franchisor. The Confidential Manual and other Confidential Information shall at all times remain the sole property of Franchisor and shall be returned to Franchisor immediately upon termination or expiration of this Agreement.

     7.8 Report Forms. Franchisor shall provide Franchisee with certain forms or methods for financial analysis or reports to be prepared or used based on the regular accounting reports which Franchisee is required to prepare and submit to Franchisor pursuant to Section 10.

     7.9 Additional Assistance. Franchisor, in its sole discretion and at its expense, may provide consultation and advice to Franchisee up to four (4) times annually on such terms as Franchisor deems appropriate. At Franchisee's request, Franchisor shall provide additional consultation and advisory assistance provided that Franchisee pays all reasonable expenses incurred by Franchisor and its representatives in connection with such assistance, including, without limitation, the reasonable cost of travel, room, board and wages.

     7.10 Standards of Operation. Franchisor shall determine standards of quality for all goods and menu items used or sold by the Franchised Restaurant, standards of service in connection with their sale, standards of quality and utility for all furnishings and fixtures of the Franchised Restaurant, and standards of repair and maintenance of the Franchised Restaurant. These standards may, in some cases, include recommended manufacturers of certain foods or beverages. Such standards shall be primarily those set forth in the Confidential Manual, but such additional written instructions or standards as are received from time to time by Franchisee from Franchisor shall be no less binding, whether or not incorporated in the Confidential Manual. Franchisee shall strictly conform to such standards and operate such Franchised Restaurant so as to sustain the goodwill and reputation of the System and the Proprietary Marks. If Franchisee shall in any way fail to materially and substantially comply with the standards of quality or service established by Franchisor, Franchisor shall have the right to require managerial employees to undergo additional training pursuant to Section 8, or to assign to such Franchised
Restaurant such person or persons as it deems necessary for the purpose of training Franchisee's employees and ensuring that such standards of quality and service are maintained. Franchisee shall pay Franchisor the reasonable cost of travel, room, board and wages of such person or persons


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



for the period of time necessary in Franchisor's opinion to satisfactorily train
or  retrain   Franchisee's   employees   or   otherwise   correct   Franchisee's
noncompliance.

8.   TRAINING PROGRAMS.
     -----------------

     8.1 Initial Training Program. Prior to the opening of the Franchised Restaurant for business, the person(s) to be employed on a full time basis in the operation of the Franchised Restaurant as Restaurant Managers or Assistant Managers of Franchisee shall be required to attend and complete to Franchisor's satisfaction the initial operations training program to be conducted by Franchisor or its designated representative. This initial training will be at Franchisor's cost and expense; however, Franchisee must pay its own expenses as required in Section 8.3.

     8.2 Additional Training. If it becomes necessary to retrain any person who has completed a training program, or if any additional person is employed to act as Restaurant Manager or Assistant Manager who has not completed an appropriate training program, Franchisor shall be entitled to be reimbursed by Franchisee for Franchisor's estimated direct and indirect costs with respect to the training of any such person.

     8.3 Franchisee's Training Expenses. Franchisee shall pay all expenses incurred by Franchisee and its employees in connection with all initial or additional training programs, including, without limitation, the reasonable cost of travel, room, board and wages. Franchisee agrees to defend and hold Franchisor or its designated representative harmless against any cause of action arising out of or related to the training program(s) conducted by Franchisor or its designated representative.

9.   ROYALTY, ANNUAL STATEMENT AND INTEREST.
     --------------------------------------

     9.1 Rovalties. Franchisee agrees to pay Franchisor a royalty of five percent (5%) of Gross Receipts (as defined below) for the use of the System and the Proprietary Marks in connection with the Franchised Restaurant and the franchise.

     Franchisee may, at its option, pay Franchisor a royalty of two percent (2%) for the first six (6) months that the Franchised Restaurant is open for business and four percent (4%) thereafter; provided the difference of two percent (2%) is spent by Franchisee for advertising, marketing and promotion. If Franchisee chooses to exercise this option, Franchisee must submit the following to
Franchisor: 1) prior to opening, notice in writing of Franchisee's intent to exercise this option, 2) prior to opening, an outline of intended expenditures for advertising and marketing for the first six (6) month period, and 3) accompanying each monthly royalty payment for the entire six (6) month period, invoices for advertising and marketing expenses. Such expenditures shall be at least equal to two percent (2%) of Gross Receipts for the six (6) month period.

     The term "Gross Receipts" as used in this Agreement includes the aggregate amount of all sales of food, beverage, goods, articles, and any other merchandise, and the aggregate

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


of all charges for any services performed, whether for cash, on credit or otherwise, made and rendered in, about or in connection with the Franchised Restaurant, unless specifically exempted by Franchisor in writing. The sale of Restaurant related products away from the Franchised Restaurant shall be included within the definition of Gross Receipts. Gross Receipts excludes (i) any federal, state, county or city tax, excise tax, or other similar taxes based on sales which Franchisee collects from customers; (ii) employee discounts; and
(iii) cash register over-rings. Gross Receipts also excludes cash received as payment in credit transactions where the extension of credit itself has already been included in the figure upon which royalty and advertising contributions are computed.

     9.2 Monthly Payment. Franchisee shall pay royalties monthly to Franchisor based upon the Gross Receipts for the preceding calendar month. Payments shall be calculated by multiplying the Gross Receipts of the Franchised Restaurant during the preceding calendar month by the applicable royalty percentage ("Royalty Payment"). All Royalty Payments are to be made at Franchisor's corporate offices as shown in Section 23 of this Agreement. All Royalty Payments must be either (a) by check dated and postmarked on or before the tenth (lOth) day of the month or (b) by wire transfer received by Franchisor on or before the tenth (lOth) day of the month. In the event a Royalty Payment by check is postmarked, or if by wire transfer is received, after the tenth (lOth) day of any month, Franchisee shall pay Franchisor a One Hundred Dollar ($100) late fee in addition to the overdue Royalty Payment. In the event a Royalty Payment by check is postmarked, or if by wire transfer is received, after the twentieth
(20th) day of any month, Franchisee shall pay Franchisor the One Hundred Dollar ($100) late fee and the overdue Royalty Payment plus interest on the Royalty Payment from the date such payment was due (ie. the tenth (lOth)) as provided in
Section 9.5.

     9.3 Annual Statement of_Accounts. Within seventy-five (75) days after the end of each calendar year during the Term of this Agreement, Franchisee shall prepare and deliver to Franchisor a statement of accounts and financial statements, including a statement of income, balance sheet and statement of cash flow, reviewed by an independent Certified Public Accountant at Franchisee's expense, showing all monthly Gross Receipts and the corresponding monthly Royalty Payments made and the annual Gross Receipts.

     If Franchisee fails to submit to Franchisor the statements required by this Section within thirty (30) days of receiving notice that they are overdue, Franchisor may have an audit conducted of the Franchised Restaurant's financial records and accounts for the applicable period by a Certified Public Accountant selected by Franchisor, at Franchisee's sole expense. The fees and expenses of such Certified Public Accountant incurred by Franchisor shall be paid by Franchisee to Franchisor within fifteen (1S) days of Franchisee's receipt of a statement therefor.

     9.4 Use of Payments. Franchisor shall be entitled to deposit each monthly Royalty 1 Payment in its general funds account or to such other accounts as it elects and may make use of such payments freely and without conditions for any and all purposes and no obligation or debt of Franchisor to Franchisee, or constructive trust or other legal encumbrance, shall be deemed to exist or be imposed on or with respect to any funds paid to Franchisor as royalties.

     9.5 Interest. Interest will be charged on the amount of any unpaid royalty, advertising fund contribution, relocation, transfer or other fee from the date such fee was due and payable at the rate of eighteen percent (18%) per annum or the maximum rate permitted by law, whichever is lower.

10.  ACCOUNTING AND RECORDS OF OPERATIONS.
     ------------------------------------

     10.1 Maintenance of Records. During the Term of this Agreement, Franchisee shall maintain and preserve, for at least three (3) years from the dates of their preparation, full, complete and accurate books, records and accounts in accordance with the standard accounting system prescribed in the Confidential Manual or as otherwise reasonably prescribed by Franchisor.

     10.2 Tax Returns. At the time of filing any and all federal income tax and state sales or income tax returns applicable to the Franchised Restaurant with the appropriate taxing authority, Franchisee shall submit a copy of same to Franchisor, certified by Franchisee or an executive officer thereof.

     10.3 Other Financial Information. Franchisee shall submit to Franchisor current financial statements and such other forms, income tax returns, reports, records, information and data as Franchisor may reasonably designate, in the format and at the times and places reasonably required by Franchisor, either upon request or as specified from time to time in the Confidential Manual.

     10.4 Inspection and Audit. Franchisor or its designated independent accountants shall have the right at all reasonable times to examine and copy, at Franchisor's expense, all financial records and accounts relating to the Franchised Restaurant. Franchisor shall also have the right, at any time, to cause an audit to be conducted of the Franchised Restaurant's financial records and accounts by an independent Certified Public Accountant. If such audit should reveal that Royalty Payments due Franchisor have been understated by Franchisee by three percent (3%) or more in any report to Franchisor, then Franchisor may charge Franchisee for all expenses incurred by Franchisor in connection with the audit (including, without limitation, reasonable accounting and attorneys' fees). Such expenses shall be paid by Franchisee to Franchisor within fifteen
(15) days of Franchisee's receipt of a statement therefor. Within fifteen (15) days of Franchisee's receipt of the results of such audit, Franchisee shall pay Franchisor the amount by which such Royalty Payment(s) were understated plus interest from the date each such payment should have been made.



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


11.  ADVERTISING.
     -----------

     11.1 Advertising Program.

                     (A)  Franchisor,  at its  option,  may  establish  a Public
           Relations and Advertising Program ("Advertising Program") at such time as there are, in Franchisor's sole judgment, a sufficient number of Restaurants in operation. The Advertising Program shall be funded with contributions from each franchisee and Franchisor operated Restaurant. All contributions to the Advertising Program shall be used solely and exclusively for national, regional or local advertising, development of sales and advertising tools, and public relations for the System and related matters for the mutual benefits of Franchisor and all franchises. However, if a national program is established, Franchisor by doing so will not be assuming either responsibility for or coordination of local advertising programs for individual franchisees.

                    (B) Franchisee shall contribute to the Advertising Program an amount to be determined by Franchisor, not to exceed two percent (2%) of Franchisee's Gross Receipts during the preceding month. If the Advertising Program is not established on or before the date of this Agreement, Franchisee shall begin making contributions to the Advertising Progrnm when it is established by Franchisor.

                    (C) Upon commencement of the Advertising Program, Franchisor shall establish an account which shall be known as the "Advertising Fund", and all contributions to the Advertising Program shall become a part of the Advertising Fund. Franchisor shal1 account for the Advertising Fund separately from its other funds and shall not use any proceeds of the Advertising Fund for any of the general operating expenses of Franchisor, except for such reasonable expenses (including salaries) as Franchisor may incur in activities reasonably related to the administration or direction of the Advertising Fund and its programs (including, without limitation, conducting market research, preparing advertising materials and collection and accounting for contributions to the Advertising Fund). Franchisor shall not gain or profit from the administration of the Advertising Program. Franchisor may, in its sole and unfettered discretion, determine all aspects of the advertising to be conducted under the Advertising Program, including, without limitation, choice of media and nature and location of advertising. Franchisor's determination as to such matters shall be final and binding. Franchisor shall, upon request, furnish Franchisee with an annual accounting of the funds received and disbursed under the Advertising Program.

     11.2 LocaL Regional and other National Advertising. Franchisee shall participate, at Franchisee's expense, in such prize contests and other local, regional or national programs relating to sales promotions as Franchisor may from time to time establish. If a local or

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



regional advertising cooperative is established during the Term of this Agreement in the market coverage area in which the Franchised Restaurant is located, then Franchisee shall become a member of the cooperative and shall abide by the bylaws and rules of the cooperative, so long as the cooperative is in existence. ALL LOCAL ADVERTISING AND PROMOTION SHALL BE SUBJECT TO FRANCHISOR'S PRIOR APPROVAL AND SHALL BE DESIGNED AND PRODUCED IN SUCH A WAY AND IN ACCORDANCE WITH FRANCHISOR'S PROCEDURES TO PROTECT FRANCHISOR'S INTEREST IN THE PROPRIETARY MARKS AND THE SYSTEM.

     11.3 Advertising Prior to Advertising Program. Until and unless Franchisor implements the Advertising Program(s) described above, Franchisee shall conduct its own local or regional marketing and advertising programs. Prior to the distribution, dissemination, circulation, publication or other communication of any marketing or advertising, Franchisee shall first submit its marketing and advertising program to Franchisor for approval which approval or disapproval shall be given within ten (10) days following receipt thereof and shall not be unreasonably withheld. Any such marketing or advertising program submitted to Franchisor and not otherwise disapproved within said ten (10) days shall be deemed approved.

     11.4 Use of Photographs. Franchisor shall have the right to photograph both the exterior and interior of the Franchised Restaurant, and the various foods served therein, and to use any such photographs in its publicity or advertising, and Franchisee shall cooperate in securing such photographs and the consent of persons pictured.

     11.5 Conditions Precedent. Franchisee shall only be required to make the contribution as may be required under Section 11.1 in the event (a) Franchisor requires such payment and (b) Franchisor makes equal percentage contributions to the Advertising Fund in such amounts as shall be required of Franchisee for Restaurants owned and operated by Franchisor.

     11.6 Uncollected Funds. Franchisor shall not be liable to Franchisee with respect to Franchisor's failure to collect Advertising Fund contributions assessed by Franchisor against other Restaurant franchisees.

12.  USE OF PROPRIETARY MARKS BY FRANCHISEE.
     --------------------------------------

     12.1 Trademarks Trade Names. Service Marks and Trade Secrets. Franchisee acknowledges that ownership of all rights, title and interest in and to the System, Proprietary Marks, Trade Dress, and the design, decor and image of the Franchised Restaurant is and shall remain vested solely in Franchisor and Franchisee disclaims any right or interest therein or the goodwill derived therefrom. In addition, Franchisee agrees as follows:

                    (A) Franchisee shall use only the Proprietary Marks and such other proprietary marks as are required and approved by Franchisor for Franchisee's use, and shall use them only in the manner authorized, required and permitted under this Agreement or otherwise by Franchisor in writing.

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




                    (B) Franchisee shall use the Proprietary Marks and Trade Dress only in connection with the operation of the Franchised Restaurant, except to the extent Franchisee obtains similar rights by the execution of additional Franchise Agreements.

                    (C) Franchisee shall post a notice at the location of the Franchised Restaurant, in the form and manner shown in the Confidential Manual, indicating that Franchisee is a "Franchised Operator" of the Franchised Restaurant and that the Proprietary Marks are used by Franchisee under license from Franchisor.

                    (D) Franchisee shall not use any Proprietary Mark to secure or incur any obligation or indebtedness.

                    (E) Franchisee shall not use the Proprietary Marks, or any part thereof, as part of its corporate or other legal business name.

                   (F) Franchisee shall comply with Franchisor's instructions in filing and maintaining requisite trade name or assumed name registrations, and shall execute any documents deemed necessary by Franchisor or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

                   (G) If Franchisee has reason to believe that an unauthorized third party is using or infringing upon any Proprietary Mark, or using a trade dress which is confusingly similar to Franchisor's Trade
          Dress, Franchisee shall immediately notify Franchisor and cooperate with Franchisor in defending or settling any litigation arising therefrom. Franchisor will have sole discretion to take such action, if any, it deems reasonably necessary or proper in the circumstances.

     12.2 Change in Proprietarv Mark and Trade Dress. If it becomes advisable at any time in the sole discretion of Franchisor to modify or discontinue use of any Proprietary Mark or Trade Dress, or to use one or more additional or substitute names or marks, Franchisee is obligated to do so and the sole obligation of Franchisor in any such event will be to reimburse Franchisee for its tangible costs resulting from such modifications or discontinuance of any Proprietary Mark (such as changing signs) of complying with this obligation.

     12.3 Indemnification of Franchisee. While Franchisor is not required by this Agreement to defend Franchisee against any infringement, unfair competition, or other claim respecting Franchisee's use of the Proprietary Marks or any name or mark, Franchisor agrees to indemnify Franchisee against, and reimburse Franchisee for, all damages for which Franchisee is held liable in any proceeding; provided that this indemnification shall only apply to damages arising out of the use of any Proprietary Mark in a manner expressly authorized by Franchisor.

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


     12.4 No Contest of Franchisor's Interests. Franchisee shall not contest, directly or indirectly, Franchisor's ownership, title, right or interest in, or the validity of the System or any component thereof, and agrees not to contest Franchisor's sole right to register, use or license others to use such System or any component thereof.

     12.5 Actions on Termination or Expiration. Upon the termination or expiration of this Agreement, Franchisee shall execute such documents and perform such acts as Franchisor may deem reasonably necessary or desirable to evidence Franchisee's disassociation from Franchisor, and the fact that Franchisee has ceased using the Proprietary Marks and Trade Dress and has no further interest or right therein whatsoever, including, without limitation, the obligations in Section 18.5.

13.  CONFIDENTIALITY.
     ---------------

     13.1 Confidential Information. Franchisee shall not, during the Term of this Agreement or any time thereafter, communicate to, divulge to, or use for the benefit of any other person, persons, partnership, association, corporation or other entity any "Confidential Information" including, without limitation, the following:

                    (A) The contents of any Confidential Manual.

                    (B) Any  information  or know-how  concerning the methods of operation of the business franchised hereunder which may be communicated to Franchisee or of which Franchisee may learn by virtue of Franchisee's operation of the Franchised Restaurant or relationship with Franchisor under this Agreement;

                    (C) Any information or know-how including, without limitation, drawings, materials, equipment, specifications, techniques, recipes, customer lists and supplier lists and other data, which Franchisor designates as, or which Franchisee reasonably knows is, confidential; provided that information or know-how which Franchisee can demonstrate came to its attention prior to disclosure thereof by Franchisor, or which, after disclosure to Franchisee by Franchisor, becomes a part of the public domain through publication or communications by others shall not be deemed to be Confidential Information.

     13.2 Irreparable Harm. Franchisee acknowledges that any failure by Franchisee or its owners, agents, employees, or affiliates, as the case may be, to comply with the requirements of Sections 13 and 19 of this Agreement will cause Franchisor irreparable injury, and Franchisee agrees to pay Franchisor all costs and reasonable attorneys' fees incurred by Franchisor in obtaining specific performance of, or any injunction or restraining order against violation of, the requirements of such sections. Franchisee shall divulge such Confidential Information only to such persons as must have access to it in order to operate the Franchised Restaurant. Franchisee shall obtain from such of its employees or class of employees as Franchisor may designate, as a condition of employment, executed copies of


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


a "Confidential Information Disclosure Agreement," in a form to be prescribed by Franchisor, requiring a similar observance and protection of the confidentiality of such information on their part and naming Franchisor as a third party beneficiary.

14.  INSURANCE.
     ---------

     Franchisee will procure, prior to commencing construction (and upon completion of construction) of the Franchised Restaurant, and maintain in full force and effect throughout the Ter_ of this Agreement, an insurance policy or policies protecting Franchisee, Franchisor and its affiliates, and their respective officers, directors, partners and employees against any loss, liability, personal injury, property damage or expense whatsoever arising or occurring upon or t/ in connection with the construction and operation of the Franchised Restaurant. Franchisor shall be an additional named insured on those coverages specified in subsections (A), (B) and (D) below. All policies required herein shall be written by a responsible insurance company or companies satisfactory to Franchisor with an A.M. Best Company financial rating of not less than "A-" and shall provide at least the following minimum amounts of coverage under the following categories:

                     (A) Comprehensive general liability insurance for property damage and personal injury, including death, and including products liability, with minimum limits of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate;

                     (B) Property damage insurance in the amount of at least full replacement value insuring the Franchised Restaurant, and its equipment, inventory, furnishings and fixtures, and any additions thereto, in accordance with standard fire and extended coverage insurance then in effect for similar businesses; and

                     (C) Workmen's Compensation and employer's liability insurance as may be required by any applicable state or federal agency regulating such coverage. Workmen's compensation policies, if any, shall include waivers of subrogation in favor of Franchisor.

                    (D) If alcoholic beverages are ever served at the Franchised Restau-rant, liability insurance policy with minimum limits of at least One Million Dollars ($1,000,000) with endorsements insuring against liability imposed by statutes commonly known as "Dram Shop Acts," or by other laws, upon retailers of alcoholic substances, if such coverage cannot be obtained under the policy or policies in (A) above.

     Additional coverage or higher policy limits, within reasonable limits for the restaurant industry, may be required of Franchisee by Franchisor from time to time. Upon Franchisee's receipt of notification of such modification from Franchisor, it shall take prompt action to secure the additional coverage or higher policy limits. As a condition to Franchisor's approval to permit


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



Franchisee to open the Franchised Restaurant for business, certificates of insurance showing compliance with all of the foregoing requirements shall be furnished directly by the insurance agent of Franchisee to Franchisor for approval. Said certificates shall state that the policy or policies will not be cancelled or altered without at least thirty (30) days prior notice to Franchisor. Similar certificates shall be submitted to Franchisor on each policy renewal date thereafter and, upon request, Franchisee shall submit to Franchisor copies of all or any policy or amendments thereto. Maintenance of such insurance and the performance by Franchisee of its obligations under this paragraph shall not relieve Franchisee of liability under the indemnity provisions set forth in this Agreement.

15.  RENEWAL OF FRANCHISE.
     --------------------

     15.1 Right to Renew. Unless the franchise has been terminated prior to the expiration of its Initial Term, or Franchisor has given Franchisee notice of its intention not to renew the franchise as permitted under Section 15.2, the franchise may be renewed at the option of Franchisee for two (2) additional periods of ten (10) years beyond the Initial Term (the "First Renewal Term" and "Second Renewal Term," respectively; the Initial Term, First Renewal Term and Second Renewal Term are collectively referred to herein as the "Term" of this Agreement), provided that at the end of the Initial Term, and the end of the First Renewal Term, if applicable, Franchisee shall have complied with the conditions set forth in Section 15.3 (hereinafter the "Conditions of Renewal"). If renewed, the First Renewal Term will commence on the day immediately following the last day of the Initial Term and the Second Renewal Term, if applicable, will commence on the day immediately following the last day of the First Renewal Term.

     15.2 Notice of RenewaVNon-Renewal. Franchisor shall give notice to Franchisee, not less than one hundred eighty (180) days pr or to the scheduled expiration of the Initial Term, and, if applicable, the First Renewal Term, of either (a) its intention not to renew the franchise and of at least one "adequate reason" for such refusal to renew, or (b) its acknowledgment that Franchisee is entitled to renew this franchise at Franchisee's option subject to Franchisee's compliance with the Conditions of Renewal in Section 15.3. Upon the expiration of the Initial Term and First Renewal Term, if applicable, if this Agreement is not renewed, and upon the expiration of the Second Renewal Term, Franchisee shall comply with the obligations in Section 18.5.

     "Adequate reason" to refuse to renew shall mean any unremedied and existing default by Franchisee under this Agreement, the Confidential Manual or any other agreement between Franchisee and Franchisor relating to the Franchised Restaurant, including without limitation, any course of conduct by Franchisee during the Initial Term or First Renewal Term which constituted a default and would have entitled Franchisor to then terminate this Agreement after notice and the expiration of any applicable cure period, even though Franchisor's right to terminate this Agreement was not exercised.

     15.3 Conditions of Renewal. Unless each of the following Conditions of Renewal is satisfied at the end of the Initial Term and First Renewal Term, Franchisee shall have no

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



right to renew this Agreement for the First Renewal Term and Second Renewal Term, respectively:

                    (A) Franchisee must have given Franchisor notice of its election to renew not less than ninety (90) nor more than one hundred eighty (180) days prior to the scheduled expiration date of the Initial Term and First Renewal Term, if applicable. If Franchisee shall fail to timely submit such notice of its intention to renew, Franchisee shall be deemed to have elected not to renew this Agreement.

                    (B) At the time Franchisee elects to renew and at the time of renewal, Franchisee is not in default of and must have complied with or remedied any defaults under (a) this Agreement, (b) the Confidential Manual, and (c) any other agreement between Franchisee and Franchisor relating to the Franchised Restaurant.

                    (C) Franchisee replaces such equipment, furnishings, decor and signs which are not in good working order or which are obsolete or otherwise not in conformity with Franchisor's then current standards and decorates or remodels the building and the site to conform to Franchisor's then current standards.

                    (D) Franchisee must have presented evidence satisfactory to Franchisor that Franchisee has the right to remain in possession of the Franchised Restaurant for the First Renewal Term and Second Renewal Term, as applicable, or Franchisee must have commenced business operations with respect to the Franchised Restaurant prior to the expiration of the Initial Term or First Renewal Term at an alternative location acceptable to Franchisor and located within the Exclusive Area.

                    (E) Franchisee enters into Franchisor's then-current form of Renewal Franchise Agreement (the "Renewal Agreement") for the First
          Renewal Term or Second Renewal Term, if applicable. The Renewal Agreement shall supersede this Agreement in all respects and shall not differ substantially from Franchisor's then-current standard Franchise Agreement, except that neither Franchisee nor Franchisee's managerial employees shall be required to undergo or attend any of the initial training programs usually offered by Franchisor, unless otherwise deemed necessary by Franchisor.

                    (F) Franchisee must have paid a lump-sum, non-refundable renewal fee to Franchisor, pursuant to each Renewal Agreement (ie. for the First Renewal Term and the Second Renewal Term), which shall be the lesser of Five Thousand Dollars ($5,000) or fifty percent (50%) of the then-current franchise fee.


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



                    (G) Franchisee must have executed a general release, in a form prescribed by Franchisor, of any and all claims against Franchisor and its affiliates and its or their respective officers, directors, shareholders, agents and employees, in their corporate and individual capacities, including, without limitation, claims under federal, state and local laws, rules and ordinances arising from the negotiation, execution or performance of this Agreement, except for such claims as are expressly identified and reserved by Franchisee in a notice submitted to Franchisor simultaneously with Franchisee's notice of its election to renew, or within ten (10) days after the claim arises, if that is later. Such notice shall specify in detail the nature of such claims and the nature and amount of any relief or damages demanded, or to be demanded, of Franchisor.

                    (H)   Franchisee   must  have  complied  with   Franchisor's
           then-current qualification and training requirements.

                    (I) Franchisee must have undertaken and satisfactorily accomplished any reasonable remedial actions and curative measures recommended by Franchisor during the Initial Term and First Renewal Term to correct deficiencies in Franchisee's sales, marketing and operational procedures.

     Franchisor may refuse to renew or extend this Agreement, even after giving Franchisee notice of Franchisee's right to renew under Section 15.2, if any one of the above Conditions of Renewal is not met at the expiration of the Initial Term or First Renewal Term. Consent by Franchisor to renewal for the First Renewal Term shall in no way be deemed or considered approval for renewal to the Second Renewal Term and all of the conditions and obligations of this Section 15 must again be met at the end of such First Renewal Term.

16.  TRANSFERABILITY OF INTEREST.
     ---------------------------

     16.1 Transfer bv Franchisor. Franchisor shall have the right to transfer all or any part of its rights or obligations herein to any person or legal entity. Such transfer shall be effected so as to recognize the pre-existing rights of Franchisee under this Agreement.

     16.2 Transfer by Franchisee. The rights and obligations set forth in this Agreement are personal to Franchisee and the owners of Franchisee, if applicable, and Franchisor has granted this franchise in reliance upon Franchisee's business skill, financial capacity and personal character.

                    (A) Accordingly, neither Franchisee nor any immediate or remote successor to any part of Franchisee's interest in this Agreement, nor any individual, partnership, corporation, association or other legal entity which directly or indirectly has an interest in Franchisee, shall, without the prior written consent of Franchisor, transfer (i) any rights or obligations of


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


           Franchisee under this Agreement, (ii) any general partnership interest in a Franchisee which is a partnership, or (iii) any interest in a corporate Franchisee which, alone or together with other previous, simultaneous or contemplated transfers, would, or could by operation of law, result in a loss of control of Franchisee by the "Continuity Group" (as defined in Exhibit C, which is incorporated by reference herein). Franchisor will not unreasonably withhold its consent to any transfer described in this subsection; provided Franchisee complies with all Conditions of Transfer provided in Section 16.3; and

                    (B) Any purported transfer, by operation of law or otherwise, not having the prior consent of Franchisor as required by this Section 16, shall be null and void and shall constitute a default by Franchisee under this Agreement.

     16.3 Conditions of Transfer. If Franchisor does not exercise its right of first refusal pursuant to Section 16.4, Franchisor may, in its sole discretion and as a condition to giving its consent to any transfer requiring such consent under this Section 16, require that all of the following conditions of transfer ("Conditions of Transfer") be met:

                    (A) Franchisee shall not be in default of any provision relating to the payment of money to Franchisee, or of any other material provision of this Agreement or any other agreement between Franchisee and Franchisor;

                    (B) Franchisee must have executed a general release, in a form prescribed by Franchisor, of any and all claims against
           Franchisor and its affiliates and their respective officers, directors, shareholders, agents and employees, in their corporate and individual capacities, including, without limitation, claims under federal, state and local laws, rules and ordinances arising from the negotiation, execution or performance of this Agreement, except for such claims as are expressly identified and reserved by Franchisee in a notice submitted to Franchisor simultaneously with Franchisee's request for Franchisor's consent to any proposed transfer, or within ten (10) days after the claim arises, if that is later. Such notice shall specify in detail the nature of such claims and the nature and amount of any relief or damages demanded, or to be demanded, of Franchisor;

                    (C) The person or persons to whom a transfer, which requires Franchisor's consent under this Section 16, is desired (which person or persons is referred to as the "transferee") shall complete Franchisor's then applicable form of franchise application and shall demonstrate to Franchisor's satisfaction that the transferee meets all of the qualifications and standards then required of franchisees under a newly executed Franchise Agreement, including but not limited to the fact that the prospective transferee meets Franchisor's educational, managerial and business standards; possesses a good moral

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


           character, business reputation and credit rating; and has the aptitude, ability, financial resources and capital to properly maintain and operate the Franchised Restaurant;

                    (D) The  transferee  and its  affiliates  shall enter into a written agreement with Franchisor, in a form satisfactory to Franchisor, assuming all of Franchisee's obligations under this Agreement, or transferee and its affiliates shall execute the then standard form of the Franchise Agreement submitted by Franchisor to transferee, as well as such other ancillary agreements as Franchisor may reasonably require. Such Franchise Agreement shall in addition to other requirements, provide that the transferee must satisfactorily complete the then current training for a Restaurant;

                    (E) A non-refundable transfer fee of up to Five Thousand Dollars ($5,000), which fee shall be determined by Franchisor in its sole-discretion, shall have been paid to Franchisor by transferee or other interested person or persons designated by Franchisor to cover Franchisor's administrative and other expenses in connection with the transfer;

                    (F) The transfer shall be accomplished within ninety (90) days from the date Franchisor elects or is deemed to have elected not to exercise its right of first refusal; and

                    (G) Upon submission of a statement therefor, Franchisee shall pay Franchisor, the amount of reasonable attorneys fees and expenses incurred by Franchisor with respect to legal services rendered to Franchisor in connection with any requested transfer, regardless of whether such transfer is ever effected.

     16.4 Franchisor's Right of First Refusal.
          -----------------------------------

                    (A) In the event Franchisee receives a bona fide offer from a third party to purchase the Franchised Restaurant, including any Lease associated with the Franchised Restaurant, or to purchase any or all of Franchisee's interests and rights under this Agreement whether directly, or indirectly by purchasing fifty percent (50%) or more of the ownership of Franchisee, Franchisee shall give Franchisor written notice setting forth the name and address of the prospective purchaser, the price and terms of the offer, together with a franchise application completed by the prospective purchaser, a copy of the sale contract and such other information as Franchisor may request to evaluate the offer. Franchisor shall then have the prior option to purchase Franchisee's interest covered by such offer at the price and upon the terms of such offer. If the consideration is not money, the purchase price shall be cash equal to the fair market value of the consideration.


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




                    (B) Franchisor shall have twenty (20) business days (excluding weekends and holidays), after receipt of Franchisee's notice of offer and the furnishing of all requested information within which to notify Franchisee of its intent to accept or reject the offer. Silence on the part of Franchisor shall constitute rejection of the option. If the proposed purchase or sale includes assets or rights of Franchisee not related to this Agreement or the operation of Franchised Restaurant, Franchisor may purchase only the assets related to this Agreement or the operation of Franchised Restaurant or may also purchase the other assets and an equitable purchase price shall be allocated to each asset included in the proposed sale as the case may be.

                    (C) The election by Franchisor not to exercise its right of first refusal as to any offer shall not affect its right of first refusal as to any subsequent offer.

                    (D) Any sale or attempted sale effected without first giving Franchisor the right of first refusal described above shall be null and void and of no force and effect.

                    (E) If Franchisor does not exercise its right of first refusal, Franchisee may conclude the sale on the same terms as those presented to Franchisor, provided Franchisor consents to such sale or transfer as provided in Section 16.3.

     16.5 Restrictions on Transfer of Corporate Stock. If Franchisee hereunder is a corporation, its officers, directors and shareholders, as necessary, shall
(a) cause the Articles of Incorporation and Bylaws (or similar corporate documents) to reflect that the transfer of shares is restricted by this Agreement, (b) maintain stop transfer instructions against any transfer on its records of any of its equity securities, and (c) cause to appear conspicuously on any certificate representing such equity securities the following printed legend:

           "THE TRANSFER OF THIS STOCK IS SUBJECT TO THE TERMS AND CONDITIONS OF A MASTER DEVELOPMENT AGREEMENT DATED AND RESTAURANT FRANCHISE AGREEMENT BETWEEN FRESH'N LITE, INC., A DELAWARE CORPORATION, AND
           [                      ]. REFERENCE IS MADE TO THE PROVISIONS OF SAID
           AGREEMENTS AND TO THE ARTICLES OF INCORPORATION AND BYLAWS OF THIS CORPORATION FOR FURTHER INFORMATION WITH RESPECT THERETO."

     If the above-referenced legend is set forth on the reverse side of any share certificate, an appropriate legend on the face of such certificate shall refer to the legend and transfer restrictions contained on the reverse side of the certificate. Franchisee shall ensure that such legend meets the requirements of applicable state law.




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


     The requirements of this Section 16.5 shall not, however, apply if the corporation has a class of securities which are listed on any registered stock exchange or quoted on NASDAQ.

     16.6 Transfer Upon Death or Mental Incompetency. Upon the death or the appointment of a guardian by reason of mental incompetency of (i) any individual Franchisee, or if applicable, (ii) any person with a general partnership or controlling interest in Franchisee, or (iii) any person the transfer of whose interest in Franchisee could result in a loss of control by the Continuity Group, the executor, administrator, personal representative, trustee or guardian (together referred to as the "Personal Representative") of such person may only transfer such person's interest in this Agreement, the Franchised Restaurant or in Franchisee who is a party to this Agreement subject to the provisions of this
Section 16. If the direct or indirect interest of any deceased or mentally incompetent person described in the preceding sentence is not transferred within six (6) months from the date of death, or the determination of incompetence and the appointment of a guardian, all rights under this Agreement shall terminate effective as of such time following the end of said six (6) month period as Franchisor may designate by notice to the personal representative, or if no personal representative has been appointed, to any heir or devisee of such person; provided that where there remains any surviving and mentally competent individual Franchisee or Franchisees who have entered into this Agreement, and who will have a controlling interest as defined under Section 16.7 after giving effect to the termination of the rights of the deceased or mentally incompetent Franchisee under this Agreement, then only the rights of the deceased or mentally incompetent person under this Agreement shall terminate as of the time specified above.

     16.7 Definition of Control. "Control" and a "controlling interest" as used herein mean direct ownership representing at least fifty-one percent (51 %) of the voting power of all classes of ownership interest and fifty-one percent (51 %) of the voting power of each separate class of ownership interest entitled to a vote as to Franchisee's affairs; provided, however, that if Franchisee, or a corporation to which the rights of Franchisee under this Agreement have been properly assigned, shall issue stock in a public offering pursuant to a registration under the Securities Act of 1933 and shall be registered under section 12(g) of the Securities Exchange Act of 1934, and if at least one member of the Continuity Group shall for the two (2) years thereafter remain as an executive officer of such corporation, then "control" and a "controlling interest" shall be herein defined as direct stock ownership representing at least twenty-five percent (25 %) of the voting power of all classes of stock and at least twenty-five percent (25 %) of the voting power of each separate class of stock of the corporation over which control must be retained during the Term of this Agreement. Two (2) years after the effective date of the latest of such registrations, the "Continuity Group" shall be redefined to be said publicly held corporation and the transfer of stock in such corporation thereafter by the individual Franchisees named herein shall not be further restricted or treated as a transfer of controlling interest for the purposes of this Agreement.

     16.8 Definition of Transfer. For the purposes of this Agreement, the term "transfer" shall include, but not be limited to, any sale, conveyance, assignment, disposition,



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donation, pledge or act of encumbrance,  or any transfer by devise,  inheritance or by operation of law or otherwise, whether voluntarily or involuntarily, including without limitation, any merger, consolidation, business combination, transaction, joint venture or partnership whereby any person or persons acquires directly or indirectly franchise rights granted by Franchisor herein or in any Franchise Agreement to Franchisee.

     16.9 Non-Waiver of Claims. Franchisor's consent to a transfer of any interest in the franchise granted herein or in Franchisee shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Franchisor's right to demand compliance by the transferee with any of the provisions of this Agreement.

     16.10 Subfranchising. Notwithstanding anything in this Agreement to the contrary, Franchisee may not, whether directly or indirectly, act as a subfranchisor with respect to the rights granted in this Agreement. It is not intended that Franchisor will allow or permit Franchisee to subdivide his interests in this Franchise Agreement or allow other persons or entities to share the economic benefits and/or risks of owning this franchise, even though this Agreement or any franchise granted hereunder is not formally assigned or transferred and remains with Franchisee. An example would be Franchisee hereunder forming a separate limited partnership for a franchised Restaurant and serving as the general partner of such limited partnership.

17.  DEFAULT.
     --------

     Franchisee shall be deemed to be in default of this Agreement and to have materially breached this Agreement upon the occurrence of any of the following:

                    (A) If (i) Franchisee or any owner of Franchisee is adjudicated bankrupt or insolvent or shall make a general assignment for the benefit of creditors, (ii) a petition in bankruptcy is filed by Franchisee, or such a petition is filed against Franchisee and is not successfully opposed by Franchisee, (iii) a bill in equity or other proceeding for the appointment of a receiver of Franchisee or other custodian for Franchisee's business or assets is filed and is not successfully opposed by Franchisee, or (iv) Franchisee is unable to pay his debts and obligations as they become due;

                    (B) Franchisee abandons the franchise by failing to operate the business for five (5) consecutive days during which Franchisee is required to operate the business under the terms of this Agreement or a Confidential Manual, or any shorter period after which it is not unreasonable under the facts and circumstances for Franchisor to conclude that Franchisee does not intend to continue to operate the franchise, unless such failure to operate is due to fire, flood, earthquake or other similar causes beyond Franchisee's control;



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                    (C)   Franchisee   makes  any  material   misrepresentations
           relating to the acquisition of the franchise business or Franchisee engages in conduct which reflects materially and unfavorable upon the operation and reputation of the franchise business or System;

                    (D) Franchisee fails, for a period of ten (10) days after notification of noncompliance, to comply with any federal, state or local law or regulation applicable to the operation of the franchise;

                    (E) Franchisee, after curing any default for which Franchisee was given notice pursuant to Section 18.3, engages in the same noncompliance whether or not such noncompliance is corrected after notice;

                    (F) Franchisee repeatedly fails to comply with one or more requirements of the franchise, whether or not corrected after notice;

                    (G) The Franchised Restaurant or business premises of the franchise are seized, taken over or foreclosed by a government official in the exercise of his duties, or seized, taken over, or foreclosed by a creditor, lienholder or lessor, or a final judgment against Franchisee remains unsatisfied for thirty (30) days (unless a supersedeas or other appeal bond has been filed); or a levy of execution has been made upon the franchise granted by this Agreement or upon any property used in the franchised business, and it is not discharged within five (S) days of such levy;

                    (H) Franchisee is convicted of or pleads nolo contendere to a felony charge or any other criminal misconduct which is relevant to the operation of the franchise;

                    (I) Franchisee fails to pay any franchise fees or other amounts due to Franchisor or its affiliates within five (5) days after receiving written notice that such fees are overdue;
                    (J) Franchisor makes a reasonable determination that continued operation of the franchise by Franchisee will result in imminent danger to public health or safety;

                    (K)  Franchisee  discloses  or  divulges  any portion of the
           contents   of  the   Confidential   Manual   or  other   Confidential
           Information;

                    (L) Franchisee, directly or indirectly, commences any business operation, or markets any product or service, under any name or mark or employing trade dress which, in Franchisor's sole opinion, is confusingly similar to the Proprietary Marks or Trade Dress described herein;



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



                    (M) Franchisee fails or refuses to submit any report or document required herein by the date it is due, or to obtain Franchisor's prior written approval or consent as required by this Agreement; or

                    (N) Franchisee fails to comply with any other material provisions of this Agreement or any other agreement between Franchisor and Franchisee relating to the Franchised Restaurant; provided, a default under any Master Development Agreement between Franchisee and Franchisor shall not affect the rights and obligations of Franchisee and Franchisor hereunder.

18.  TERMINATION.
     -----------

     18.1 Termination by Franchisee. In general, Franchisee has no right to terminate this Agreement, except such rights as it may have under common law by reason of a material breach of Franchisor's obligations hereunder. As a condition precedent to such right of termination, Franchisee shall give Franchisor thirty (30) days notice of the alleged default and opportunity to cure. If Franchisor has not cured any such default within thirty (30) days of receiving notice of such default, then Franchisee shall send a notice of termination to Franchisor and this Agreement and the franchise granted hereunder will terminate ten (10) days after Franchisor receives such termination letter. In the event Franchisee terminates this Agreement, all of the obligations upon termination in Sections 18.4 and 18.5 shall apply. Franchisee acknowledges that ar y attempted termination by Franchisee other than for a material breach by Franchisor shall be deemed a default by Franchisee.

     18.2 Immediate Termination bv Franchisor. Upon the occurrence of any default described under subsection 17(A) through and including subsection 17(K) of this Agreement, Franchisor may, at its option, terminate Franchisee's rights under this Agreement effective immediately upon the giving of notice to Franchisee by Franchisor of the reasons for such termination; provided that such termination will not in any event be effective until the end of such longer period as may be specified in the notice or required by applicable governmental law or regulation. All of the obligations upon termination in Sections 18.4 and
18.5 shall apply upon such termination.

     18.3 Termination bv Franchisor After Notice. Upon the occurrence of any default described under subsection 17(L) through and including subsection 17(N) of this Agreement, Franchisor may, at its option, terminate Franchisee's rights under this Agreement if such default shall not have been remedied to Franchisor's satisfaction within thirty (30) days after written notice thereof has been given Franchisee or such reasonably shorter period as is specified in such notice if such shorter period affords Franchisee a reasonable opportunity to cure the default given the nature thereof; provided that such termination will not in any event be effective until the end of such longer period as may be specified in the notice or required by applicable governmental law or regulation. All of the obligations upon termination in Sections 18.4 and 18.5 shall apply upon such termination.


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


     18.4 Franchisor's Obligations Upon Termination or Expiration. Upon the termination or expiration of Franchisee's rights under this Agreement, the obligations of Franchisor to Franchisee under this Agreement shall terminate, except where it is specifically provided herein that any obligation of Franchisor will survive such termination or expiration.

     18.5 Franchisee's Obligations Upon Termination or Expiration. Upon termination or expiration of the rights granted hereunder to Franchisee (whether by Franchisor or Franchisee), Franchisee shall comply with each of the following provisions:

                    (A) Cease Operations. Franchisee shall immediately cease operating the Franchised Restaurant, and shall not thereafter, directly or indirectly, represent itself to the public or hold itself out as a franchisee of Franchisor.

                   (B) Cease Use of System. Etc. Franchisee shall immediately and permanently cease to use, in any manner whatsoever (i) any Confidential Information, (ii) any methods, procedures and techniques associated with the System, (iii) Franchisor's trade name, the Proprietary Marks, distinctive forms, slogans, signs, symbols or logos or devices associated with the System, and (iv) any Trade Dress feature which could reasonably be expected to cause the public to believe that such former Franchisee is doing business at or with a restaurant which is owned, operated or franchised by Franchisor.

                   (C) Other Businesses. Franchisee shall not, in the operation of any other business, use any reproduction, counterfeit, copy or colorable irnitation of the Proprietary Marks or Trade Dress, either in connection with such other business or the promotion thereof which infringes upon Franchisor's rights in and to the Proprietary Marks or Trade Dress, and shall not utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Franchisor.

                   (D) Changes Upon Termination or Expiration. Franchisee shall make such modifications or alterations to the Franchised Restaurant (including, without limitation, changing the telephone number) immediately upon termination or expiration of its rights under this Agreement as may be necessary to prevent the operation of any business thereon by itself or others in derogation of Section and shall make such specific additional changes thereto as Franchisor may reasonably request for that purpose.

                   (E) Pavment of Indebtedness. Franchisee shall promptly pay all sums owing to Franchisor. In the event of termination for any default of Franchisee, such sums shall include all damages, costs and expenses, including reasonable attorneys' fees, incurred by Franchisor as a result of the default.

                   (F) Payment of Expenses. Promptly following receipt of a statement therefor, Franchisee shall pay to Franchisor all damages, costs and expenses,


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


including reasonable attorneys' fees, incurred by Franchisor subsequent to the termination or expiration of the franchise herein granted in obtaining injunctive or other relief in the enforcement of any provisions of this Section.

                    (G) Return of Confidential Information. Franchisee shall immediately turn over to Franchisor all copies of the Confidential Manual and all instructions, correspondence, brochures, Confidential Information and other materials in Franchisee's possession bearing the Proprietary Marks and all copies thereof (all of which are acknowledged to be Franchisor's property) and shall retain no copy or record of the foregoing, except only Franchisee's copy of this Agreement and of any correspondence between the parties, and any other documents which Franchisee reasonably needs for compliance with any provision of law. Franchisee shall additionally turn over to Franchisor a copy of all records, files, correspondence, receipts and other materials relating to the operation of the Franchised Restaurant in Franchisee's-possession.

                   (H) Right to Purchase. Franchisor shall have the right, but not the duty, exercised by notice of intent to do so within thirty
          (30) days after termination or expiration of this Agreement, to purchase for cash any equipment, supplies, inventory, signs, advertising materials, or items bearing the Proprietary Marks, which are situated on the Franchised Restaurant at the time of termination or expiration, at the lesser of Franchisee's cost or the fair market value (determined by an independent appraiser) of the item or items to be purchased. If Franchisor elects to exercise any option to purchase herein provided, it shall have the right to set off all amounts due from Franchisee against any payment therefor. All payments and the transfer of property under this subsection shall be made promptly following the determination of the purchase price. Following the receipt of notice of termination or expiration from Franchisor, Franchisee shall not, without the prior written consent of Franchisor, remove from the Franchised Restaurant, consume or transfer ownership of any equipment, supplies, inventory, signs, advertising materials, or items bearing Proprietary Marks, except in the ordinary course of conducting a restaurant business, until after the thirtieth (30th) day following termination or expiration of the rights granted to Franchisee hereunder.

                   (I) Telephone  Number.  Franchisee shall assign to Franchisor or its designee all of Franchisee's right, title and interest in and to Franchisee's telephone numbers relating to the Franchised Restaurant. Franchisee authorizes Franchisor to request the telephone company to transfer Franchisee's telephone in accordance with Franchisor's instructions, and Franchisee hereby agrees to hold the telephone company harmless from any and all claims or demands arising out of or in connection with any action taken by Franchisor to terminate or transfer Franchisee's telephone service.


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


                   (J) Continued Compliance. Franchisee shall continue to comply with all provisions of this Agreement which by their terms are intended to survive the termination or expiration of Franchisee's rights hereunder, including, without limitation, the confidentiality restrictions contained in Section 13 and those applicable covenants contained in Section 19.

19.  COVENANTS.
     ---------

     19.1 Competitive Conduct. Franchisee specifically acknowledges that, pursuant to this Agreement, Franchisee will receive valuable training and Confidential Information, including, without limitation, information regarding the promotional, operational, management and marketing methods and techniques of Franchisor and its System that will give to Franchisee a competitive business advantage. Accordingly, except as otherwise approved in writing by Franchisor, Franchisee and any of its affiliates, owners, officers, directors, ten percent (10%) shareholders or partners, as applicable, shall not, during the Term of this Agreement and for a period of two (2) years after the termination, expiration or transfer of its rights under this Agreement, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, entity or association:

                    (A) Except as expressly disclosed to and agreed to by Franchisor, own, maintain, engage in, advise, help in, make loans to, or have any interest in any restaurant, catering service, food service operation or similar business (other than any Franchised Restaurant under an agreement between Franchisee and Franchisor) which is the same as or similar to the business conducted under the System within a five (5) mile radius of any Fresh'n Lite Restaurant whether franchised or owned by Franchisor;

                    (B) Materially divert or attempt to divert any business or customer of any Restaurant whether franchised or owned by Franchisor to any competitor by direct or indirect inducement or otherwise, or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the System, including the Proprietary Marks; or

                    (C) Employ or seek to employ any person who is at that time employed by Franchisor or by any other franchisee of Franchisor, or otherwise directly or indirectly induce or seek to induce such person to leave his or her employment, without the prior consent of Franchisor.

     19.2 Use of Restaurant Premises.  Franchisee shall not, for a period of two
(2) years after the termination or expiration of its rights under this Agreement, operate a restaurant or food service business which is similar to the System, upon the Franchised Restaurant premises or within five (5) miles thereof, nor, in such event, shall Franchisee transfer or lease the Site or Franchised Restaurant, or any interest therein, to any person, persons, partnership, corporation, association or other entity which it knows or has reason to know intends to operate a restaurant or other food service business similar to the System

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


upon said Site; and Franchisee, by the terms of any conveyance transferring its interest in said Site or any Restaurant, shall include such restrictive covenants as are necessary to ensure that a restaurant or food service business similar to the System is not operated upon such Site or for the above two (2) year period, and Franchisee shall take all steps necessary to ensure that such restrictive covenant becomes a matter of public record.

     19.3 Termination of Relationship with Franchisee. If any officer, director, general partner or person who holds a ten percent (10%) or greater legal or beneficial interest in Franchisee terminates his or her relationship with Franchisee, then with respect to that person, the provisions of this Section 19 shall apply and shall run from the date of such termination. If requested by Franchisor, Franchisee shall obtain a written agreement, in a form prescribed by Franchisor, of such persons to comply with this Section 19, naming Franchisor as a third-party beneficiary or with Franchisor as a party.

     19.4 Subsections Not to Applv. This Section 19 shall not apply to ownership by Franchisee of less than a five percent (5%) legal or beneficial interest in the outstanding equity securities of any corporation which are registered under the Securities Exchange Act of 1934.

     19.5 Reduction in Scope of Covenant. Franchisee acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant or portion thereof in this Agreement binding upon Franchisee, without Franchisee's consent, effective immediately upon receipt by Franchisee of notice thereof, and Franchisee agrees that it shall comply forthwith with any covenant so modified, which shall be fully enforceable notwithstanding the provisions of Section 24.

     19.6 Claims Not a Defense. Franchisee expressly agrees that the existence of any claim it may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants in this Section.

20.  TAXES, PERMITS AND INDEBTEDNESS.
     -------------------------------

     20.1 Payment. Franchisee shall promptly pay when due all taxes levied or assessed, including, without limitation, unemployment and sales taxes, and all accounts and other indebtedness of every kind incurred by Franchisee in conducting the business of the Franchised Restaurant.

     20.2 Dispute as to Tax. In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, Franchisee may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law; however, in no event shall Franchisee permit a tax sale, or seizure by levy or execution, or similar writ or warrant, or attachment by a taxing authority or a creditor, to occur against the Franchised Restaurant (including the Site), or any material portion of the equipment, supplies or inventory of the Franchised Restaurant.


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


     20.3 Compliance with Laws. Franchisee shall, at Franchisee's expense, comply with all federal, state and local laws, rules and regulations, and shall timely obtain, and shall keep in force as required throughout the Term of this Agreement all permits and certificates necessary for the full and proper conduct of the Franchised Restaurant, including, without limitation, any building and other required construction permits, franchises to do business, assumed name registrations, sales tax permits, health and sanitation permits and ratings, and fire clearance.

     20.4 Notice of Action. Franchisee shall notify Franchisor in writing within five (5) days of the commencement of any action, suit or proceeding, and of the issuance of an order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of the Franchised Restaurant.

21.  INDEPENDENT CONTRACTOR AND INDEMNIFICATION.
     ------------------------------------------

     21.1 Independent Contractor. This Agreement does not create a fiduciary relationship between the parties hereto, and Franchisee shall be deemed to be an independent contractor of Franchisor. Nothing in this Agreement is intended to constitute either party as an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

     21.2 Representation of Status. In all public records, in Franchisee's relationship with other persons, and on stationery, business forms and checks, Franchisee shall indicate Franchisee's independent ownership of the Franchised Restaurant and status as a franchisee of Franchisor. Franchisee shall exhibit on the premises, in such place as Franchisor may designate, a notification that the Franchised Restaurant is operated by an independent operator and not by Franchisor.

     21.3 Authority and Indemnity. Nothing in this Agreement authorizes Franchisee to make any contract, agreement, warranty or representation on Franchisor's behalf, or to incur any debt or other obligation in Franchisor's name, and Franchisor shall in no event assume liability for, or be deemed liable hereunder as a result of any such action, or by reason of any act or omission of Franchisee in its conduct of the business of the Franchised Restaurant or any claim or judgment arising therefrom. Franchisee shall indemnify and hold Franchisor harmless against any and all claims of third parties arising, directly or indirectly, from, as a result of, or in connection with Franchisee's operation of the Franchised Restaurant, as well as the costs, including attorney's fees, of defending against them, regardless of whether Franchisor is or is claimed to be solely or concurrently at fault and/or negligent.






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



22.  APPROVALS AND WAIVERS.
     ---------------------

     22.1 Written Request. Whenever this Agreement requires. the prior approval or consent of Franchisor, Franchisee shall make a timely written request to Franchisor therefor, and such approval or consent shall be obtained in writing.

     22.2 Lack of Warranties and Liabilities. Franchisor makes no warranties or guaranties upon which Franchisee may rely, and assumes no liability or obligation to Franchisee, by providing any waiver, approval, consent or suggestion to Franchisee in connection with this Agreement, or by reason of any neglect, delay or denial of any request therefor.

     22.3 Actions Not Constituting Waiver. No failure of Franchisor to exercise any power reserved to it by this Agreement or to insist upon strict compliance by Franchisee with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereo$ shall constitute a waiver of Franchisor's right to demand exact compliance with any of the terms herein. Waiver by Franchisor of any particular default by Franchisee shall not (except with respect to matters specifically covered in writing by such waiver) affect or impair Franchisor's right to exercise any or all of its rights and powers herein, nor shall such constitute a waiver by Franchisor of any right hereunder, or of its right upon any subsequent breach or default to terminate Franchisee's rights under this Agreement prior to the expiration of the Term of this Agreement. Subsequent acceptance by Franchisor of any payments due it hereunder shall not be deemed to be a waiver by Franchisor of any preceding breach by Franchisee of any terms, covenants or conditions of this Agreement.

     22.4 No Assumption of Liability. Franchisor shall not, by virtue of any approvals, advice or services provided to Franchisee, assume responsibility or liability to Franchisee or to any third parties to which Franchisor would not otherwise be subject.

23.  NOTICES.
     -------

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given on the earlier of actual receipt whether by personal delivery, messenger, courier, telecopy, telex or similar form of rapid transmission or three (3) days after being mailed if mailed by certified mail, return receipt requested, postage prepaid to the addresses set forth below or to such other addresses of which a party has given the parties written notice.

          (a) If to Franchisor:       Fresh'n Lite, Inc.
                                      2804 Judson Road
                                      Longview, Texas 75601







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


                    (b) If to Franchisee:





24.  ENTIRE AGREEMENT.
     ----------------

     This Agreement and the agreements referenced herein constitute the complete understanding and agreement between Franchisor and Franchisee concerning the subject matter hereof. There are no other oral or written understandings or agreements between Franchisor and Franchisee or any affiliates of either relating to the subject matter of this Agreement, and all prior and contemporaneous agreements, understandings, conditions, warranties, negotiations, conversations, and representations of each of the parties and their representatives concerning the subject matter hereof are hereby superseded and merged herein. No statement, representation or other act, event or communication, except as set forth herein, is binding on Franchisor in connection with the subject matter of this Agreement or the grant of a franchise hereunder. This Agreement may only be amended by a written document duly executed by both parties.

25.  CONSTRUCTION.
     ------------

     25.1 Rights In Parties. This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, and their permitted assigns and successors in interest. Nothing in this Agreement is intended or shall be deemed to confer upon any person or legal entity other than Franchisor and Franchisee, and such of their respective successors and assigns as may be permitted hereunder, any rights or remedies under or by reason of this Agreement.

     25.2 Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provisions hereof.

     25.3 Gender. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable.

     25.4  Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, and each copy so executed shall be deemed an original.

     25.5  Effect  of  Termination.   Franchisee's   obligations  to  Franchisor
contained in this Agreement shall not be effected by termination, cancellation or expiration of this Agreement.

     25.6 Liability of Multiple Franchisees. If Franchisee consists of more than one (1) person, each principal of Franchisee shall join in this Agreement as a party hereto, and shall jointly and severally guarantee the performance of all of Franchisee's obligations hereunder.


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



26.  ENFORCEMENT.
     -----------

     26.1 GOVERNING LAW. THIS AGREEMENT AND THE OFFER AND SALE OF FRANCHISE RIGHTS SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED UNDER THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS. IN THE EVENT OF ANY CONFLICT OF LAW, THE LAWS OF TEXAS SHALL PREVAIL, WITHOUT REGARD TO THE APPLICATION OF THE CONFLICT OF LAW RULES OF THE STATE OF TEXAS. IF, HOWEVER, ANY PROVISION OF THIS AGREEMENT WOULD NOT BE ENFORCEABLE UNDER THE LAWS OF TEXAS, AND IF ANY PART OF A DEVELOPMENT AREA (AS DEFINED IN ANY APPLICABLE MASTER DEVELOPMENT AGREEMENT) OR ANY FRANCHISED RESTAURANT THEREUNDER OR HEREUNDER IS LOCATED OUTSIDE OF TEXAS AND SUCH PROVISION WOULD BE ENFORCEABLE UNDER THE LAWS OF ANY STATE WHERE SUCH DEVELOPMENT AREA OR ANY FRANCHISED RESTAURANT THEREIN OR HEREIN IS LOCATED, THEN SUCH PROVISION SHALL BE INTERPRETED AND CONSTRUED UNDER THE LAWS OF SUCH STATE. NOTHING IN THIS PARAGRAPH IS INTENDED TO INVOKE THE APPLICATION OF ANY FRANCHISE OR SIMILAR LAW, RULE OR REGULATION OF THE STATE OF TEXAS OR THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT WHICH WOULD NOT OTHERWISE APPLY.

     26.2 WAIVER OF JURY WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES. TIME LIMITATION FOR ACTIONS. BOTH FRANCHISOR AND FRANCHISEE AGREE THAT NEITHER SHALL BE ENTITLED TO NOR SHALL EITHER DEMAND A JURY TRIAL IN THE EVENT OF LITIGATION. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEll HER FRANCHISOR NOR FRANCHISEE IS ENTITLED TO ANY COMPENSATION OR REIMBURSEMENT FOR LOSS OF PROSPECTIVE PROFITS, ANTICIPATED SALES OR CONSEQUENTIAL DAMAGES OCCASIONED BY THE BREACH, CANCELLATION OR TERMINATION OF THIS AGREEMENT. BOTH FRANCHISOR AND FRANCHISEE SPECIFICALLY AGREE THAT NEITHER SHALL BE LIABLE TO THE OTHER FOR PUNITIVE, EXEMPLARY OR ENHANCED DAMAGES OF ANY NATURE FOR ANY BREACH, CANCELLATION OR TERMINATION OF THIS AGREEMENT OR THE NEGOTIATION HEREOF OR THE RELATIONSHIP AND DEALINGS BETWEEN THE PARTIES IN ANY WAY RELATING TO THIS AGREEMENT. ANY AND ALL CLAIMS AND ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATIONSHIP OF FRANCHISEE AND FRANCHISOR, FRANCHISOR'S MANAGEMENT OF THE SYSTEM, OR FRANCHISEE'S DEVELOPMENT AND OPERATION OF ANY FRANCHISED RESTAURANT, BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER, SHALL BE COMMENCED WITHIN ONE (1) YEAR FROM THE OCCURRENCE OF THE FACTS GIVING RISE TO SUCH CLAIM OR ACTION. FRANCHISEE AGREES THAT ANY ACTION AGAINST FRANCHISOR HEREUNDER SHALL BE BROUGHT ON AN INDIVIDUAL BASIS AND NOT CONSOLIDATED ON A CLASS WIDE OR OTHER BASIS UNLESS FRANCHISOR CONSENTS THERETO.

     26.3 JURISDICTION AND VENUE. FRANCHISOR AND FRANCHISEE ACKNOWLEDGE THAT FRANCHISOR IS A TEXAS CORPORATION, THIS AGREEMENT AND THE DEVELOPMENT AND FRANCHISE RIGHTS RELATED HERETO WERE OFFERED FROM GREGG COUNTY, TEXAS, THIS AGREEMENT WAS NEGOTIATED, IN WHOLE OR IN PART, IN GREGG COUNTY, TEXAS, THE PRINCIPAL PLACE OF BUSINESS AND CORPORATE HEADQUARTERS OF FRANCHISOR ARE IN GREGG COUNTY, TEXAS, AND THAT FRANCHISEE HAS AND WILL CONTINUE TO DEVELOP A SUBSTANTIAL AND CONTINUING RELATIONSHIP WITH THE FRANCHISOR AT ITS PRINCIPAL OFFICES IN GREGG COUNTY, TEXAS, WHERE THE FRANCHISOR'S DECISION MAKING AUTHORITY IS VESTED AND FRANCHISE OPERATIONS ARE CONDUCTED AND SUPERVISED. ACCORDINGLY, FRANCHISEE AND FRANCHISOR AGREE THAT ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE OFFER AND SALE OF THE FRANCHISE RIGHTS)

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






SHALL BE INSTITUTED AND MAINTAINED IN ANY STATE OR FEDERAL COURT IN GREGG COUNTY, TEXAS. FRANCHISEE IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVES ANY OBJECTION IT MAY HAVE TO EITHER THE JURISDICTION OR VENUE OF SUCH COURTS.

     26.4 Severability and Substitution of Valid Provisions.

                   (A) Except as expressly provided to the contrary herein, each section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such portion of this Agreement is held to be invalid, contrary to, or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which Franchisor is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be: a part of this Agreement from the date the time for appeal expires, if Franchisee is a party thereto, otherwise upon Franchisee's receipt of a notice of nonenforcement thereof from Franchisor.

                   (B) If any applicable and binding law of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction any provision of this Agreement is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof, and the Franchisor shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable. Franchisee agrees to be bound by any provision or term required by law as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, any portion or portions which a court may hold to be unenforceable in a final decision to which the Franchisor is a party, or from reducing the scope of any provision or term to the extent required to comply with applicable law. Such modifications to this Agreement shall be effective only in such jurisdiction, unless Franchisor elects to give them greater applicability, and this Agreement shall be enforced as originally made and entered into in all other jurisdictions.

                   (C) Franchisor and Franchisee agree that if any provision of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable or unenforceable and the other of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of

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






          each provision of this Agreement shall be construed according to its fair meaning and not strictly against Franchisor or Franchisee.

     26.5 Specific Performance/Injunctive Relief. Nothing herein contained shall bar Franchisor's right to obtain specific performance of the provisions of this Agreement and injunctive relief against threatened conduct that will cause it loss or damage, under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions. Franchisee agrees that Franchisor may have such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available at equity or law, and the sole remedy of Franchisee, in the event of the entry of such injunction, shall be the dissolution of such injunction, if warranted, upon hearing duly had (all claims for damages by reason of the wrongful issuance of any such injunction being expressly waived hereby).

     26.6 Mediation. It is the intention of the parties to attempt to resolve all disputes arising under or in connection with this Agreement in a commercially reasonable manner so as to maintain a commercial relationship, if possible. In the event of any litigation between Franchisor and Franchisee, either party may, at its option, provide notice to the other that it desires attempted mediation of the dispute between the parties. Such notice shall be in writing and shall be sufficiently in advance of any trial on the merits to avoid delay. Each party shall present written briefs, oral arguments, evidence and testimony at the mediation proceeding which shall be conducted as a mini-trial type proceeding involving a senior representative of each party having full settlement authority and a mutually agreed upon mediator, or one selected by the American Arbitration Association. The mediator shall be a licensed attorney with judicial experience as a state or federal court judge. Prior to any mediation, each party shall have had the opportunity to undertake reasonable discovery. In the event settlement is not reached during mediation, the mediator shall promptly prepare a written report detailing his proposed resolution of the matter including factual findings and legal conclusions. The mediation proceedings shall be non-binding upon the parties and the decision and/or report of the mediator shall be confidential and the parties shall enter into a confidentiality agreement for all aspects of the mediation effort. In the event of mediation, the parties agree that no written or oral statements or legal positions or any evidence presented at or in connection with the mediation or any aspect of the mediation proceedings whatsoever may be used in any legal proceeding. All fees and expenses of the mediator shall be split between the parties. Any mediation proceeding shall be conducted in Houston, Texas. In no event shall mediation delay or impair the right of specific performance set forth in Section 14.5. Any party who refuses to be subject to mediation, or who does not undertake good faith mediation efforts (as determined by the mediator in writing), shall be responsible for the costs and expenses of the other party, including attorney's fees, which are in any way connected with the mediation effort, including reasonable discovery expenses incurred prior thereto. For purposes of awarding a party costs and expenses pursuant to the foregoing sentence, a court of competent jurisdiction may consider the written report of the mediator which addresses that issue (which shall be separate from the report containing the mediator's proposed resolution of the matter, factual findings and legal conclusions). Any


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



court of competent jurisdiction as determined in accordance with Section 14.3 shall have the power to order the parties to mediation.

     26.7 Rights of Parties Are Cumulative. The rights of Franchisor and Franchisee hereunder are cumulative and no exercise or enforcement by the Franchisor or Franchisee of any right or remedy hereunder shall preclude the exercise or enforcement by Franchisor or Franchisee of any other rights or remedy hereunder or which Franchisor or Franchisee is entitled by law to enforce.

27.  ACKNOWLEDGMENTS.
     ---------------

     27.1 Franchisee's Investigation. Franchisee acknowledges that it has conducted an independent investigation of the business franchised hereunder, and recognizes that the business venture contemplated by this Agreement involves material business risks, and that its success will be largely dependent primarily upon the ability of Franchisee as an independent businessman. Franchisor expressly disclaims the making of, and Franchisee acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential revenues, profits or likelihood of success of the business venture contemplated by this Agreement, other than such representations as are deemed inferable under the Federal Trade Commission Rule from the interim or audited annual financial statements of Franchisor or its affiliates, for its existing wholly-owned Restaurants. Franchisee acknowledges that there have been no representations by Franchisor or its officers, directors; agents or any affiliate of any of same other than those contained in or consistent with the provisions of this Agreement.

     27.2 Litigation. Franchisee acknowledges that he is aware of and has received such information as it has requested concerning all lawsuits filed in the United States.

     27.3 Franchisee's Time to Review. Franchisee acknowledges that it has received, read and understood this Agreement, including exhibits, any applicable Master Development Agreement and Franchisors Offering Circular; that Franchisor has fully and adequately explained each provision to Franchisee's satisfaction; and that Franchisor has accorded Franchisee ample time and opportunity to consult with advisors of its own choosing about the potential benefits and risks of entering into this Agreement. Franchisee acknowledges that Franchisor encourages Franchisee, and hereby does so recommend to Franchisee, that Franchisee use an attorney to assist in the review of this Agreement.

     27.4  Franchisee's  Receipt of Copv.  FRANCHISEE  ACKNOWLEDGES  THAT IT HAS
RECEIVED A COPY OF THIS AGREEMENT AND THE EXHIBITS REFERRED TO HEREIN, AND AGREEMENTS RELATING HERETO, IF ANY, AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO THE DATE ON WHICH THIS AGREEMENT WAS EXECUTED. FRANCHISEE FURTHER ACKNOWLEDGES THAT IT HAS RECEIVED FROM FRANCHISOR THE DISCLOSURE DOCUMENT REQUIRED BY THE FEDERAL TRADE COMMISSION'S REGULATION ENTITLED "DISCLOSURE REQUIREMENTS AND PROHIBITIONS CONCERNING FRANCHISING AND BUSINESS OPPORTUNITY VENTURES" BY AT LEAST THE EARLIER OF (I) THE FIRST PERSONAL MEETING WITH FRANCHISOR'S REPRESENTATIVES TO DISCUSS THE SALK OR POSSIBLE SALE

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






OF A FRANCHISE; (II) TEN (10) BUSINESS DAYS PRIOR TO THE EXECUTION OF ANY BINDING AGREEMENT; OR (III) TEN (10) BUSINESS DAYS BEFORE ANY CONSIDERATION WAS PAID TO THE FRANCHISOR.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

                                   FRANCHISOR:

                                   FRESH'N LITE, INC.



                                   BY: /s/ Stan Swanson
                                       --------------------

                                       Its President
                                           ----------------


                                   FRANCHISEE:
                                   [If a corporation or other entity]

                                   FNL Investments, LLC
                                   ------------------------

                                   BY:  /s/ illegible
                                        -------------------

                                        Its Manager
                                            ---------------


                                      217